Exhibit 99.1

IDENTIV REPORTS SECOND QUARTER 2017 RESULTS

Second Quarter Revenue of $14.8 Million, Up 10% Year-over-Year,

GAAP Net Loss of $(1.9) Million and Adjusted EBITDA of $0.2 Million

FREMONT, Calif., August 10, 2017 — Identiv, Inc. (NASDAQ: INVE) today announced financial results for its fiscal 2017 second quarter ended June 30, 2017. For the second quarter, total revenues were $14.8 million, GAAP gross margin was 38%, GAAP net loss was $(1.9) million, and adjusted EBITDA was $0.2 million.

“We continued to experience year-over-year organic growth in the core business, anchored by strong revenue retention within our top 10 customers in all three of our segments. Combined with operational expense control, the result is positive adjusted EBITDA for the fourth consecutive quarter. This is the company’s longest period of consistent positive adjusted EBITDA for the last several years, which we believe will continue for the foreseeable future. We continue to solidify our strong operating base, providing business model leverage as the business continues to grow,” said Steven Humphreys, Identiv CEO.

“In the second quarter our smart card reader business led our Identity segment, which grew 39% year-over-year. This balances well with our RFID segment, which led last quarter at over 40% year-over-year growth. Going into the current quarter, we expect leading growth from our physical access products as they benefit from the government’s fiscal year-end. This combination of balance across segments and strong growth within each is at the core of our business model. It was demonstrated again this quarter.

On the physical access side, we recorded our strongest quarter of sales through the Cisco channel, driven by orders for a multi-site educational project, reflecting our strength—and Cisco’s—in the rapidly-adopting education market. Further, our Hirsch Velocity and TS Reader products position us as the provider of choice for FICAM-compliant access control across the U.S. government. Going into the second half of the year, we are implementing targeted outreach programs to permeate all government agencies, for whom FICAM is a mandate.”

Second Quarter 2017 Financial Highlights

•

Revenues for the second quarter of 2017 were $14.8 million, compared to $13.4 million in the first quarter of 2017 and $13.5 million in the second quarter of 2016, reflecting a sequential increase of 11% from the first quarter of 2017, and a year-over-year increase of 10% from the second quarter of 2016. The revenue increase in the second quarter of 2017 was mainly driven by growth in the Identity segment, which grew 31% sequentially and 39% year-over-year. Second quarter performance in the segment mainly reflects the delivery of smart card readers for the completion of an international government project in the APAC region as well as reader chip sets to OEM partners. Revenues in the Physical Access Control Systems (PACS) segment grew 9% sequentially and 5% year-over-year, with growth in the second quarter of 2017 being mainly driven by a higher demand for ICPAM-related physical access solutions and physical access controllers through the Cisco channel, including deliveries for a multi-site educational deployment. Revenue in the Credentials segment stayed flat sequentially and grew 2% year-over-year. Year-over-year growth was mainly driven by continued growth in RFID Transponder sales, which grew 10%, partially offset by lower access card sales in the quarter.

•	GAAP gross margin was 38% in the second quarter of 2017, compared to 43% in the first quarter of 2017, and 39% in the second quarter of 2016. Sequentially, the change in gross margin predominantly reflects product and channel mix within the PACS and Credentials segments as well as lower margins on a large volume order of Identity readers for an international government project. Within the Credentials segment the quarter included a higher proportion of transponders and cards used in library and tracking applications.

•	GAAP operating expenses, including research and development (R&D), sales and marketing (S&M), general and administrative (G&A), and restructuring and severance charges, were $6.9 million, compared to $6.6 million in the first quarter of 2017 and $7.9 million in the second quarter of 2016, reflecting a sequential increase of 4% and a year-over-year decrease of 12%.

•	Non-GAAP operating expenses for the quarter were $5.8 million, compared to $5.7 million in the first quarter of 2017 and $6.8 million in the second quarter of 2016, reflecting a sequential increase of 2% and a year-over-year reduction of 15%. Non-GAAP operating expenses are in line with the Company’s previously announced target of less than $6 million quarterly of business-related operating expenses.

•	GAAP net loss was $(1.9) million, or $(0.15) per share, compared to $(0.7) million, or $(0.06) per share in the first quarter of 2017, and $(3.0) million, or $(0.27) per share in the second quarter of 2016. In comparison, the second quarter of 2016 included restructuring and severance related costs of $0.2 million.

•	Non-GAAP adjusted EBITDA was $0.2 million in the second quarter of 2017, compared to $0.3 million in the first quarter of 2017, and $(1.2) million in the second quarter of 2016.

•	Cash was $18.0 million at June 30, 2017, compared to $7.9 million at March 31, 2017, and $9.1 million at December 31, 2016.

On August 7, 2017, the Company’s insurance provider agreed to reimburse the Company for certain legal fees previously incurred. As a result, the Company expects to recognize a gain of $0.4M in the third quarter of 2017.

Outlook and Guidance

The Company is confirming previously announced guidance for fiscal year 2017 of revenue between $64 million and $68 million and positive adjusted EBITDA between $4 million and $7 million.

Webcast and Conference Call Information

Identiv will host a conference call and audio webcast to discuss the results at 2:00 PM PT (5:00 PM ET).The webcast and conference call will be open to all interested investors. Should time allow, management will also answer questions sent to ir@identiv.com. The audio webcast can be accessed at identiv.com/investors/ir-events. The conference call can be accessed by dialing +1 847-585-4405 or +1 888-771-4371 (toll-free within the U.S.) using confirmation number 45310699.For those unable to join the live webcast, it will be archived following the event at identiv.com/investors/ir-events. A replay of the call will also be available for one week and can be accessed by dialing +1 630-652-3042 or +1 888-843-7419 (toll-free within the U.S.) using passcode 4531 0699#.

About Identiv

Identiv, Inc. is a global provider of physical security and secure identification. Identiv’s products, software, systems, and services address the markets for physical and logical access control and a wide range of RFID-enabled applications. Customers in the government, enterprise, consumer, education, healthcare, and transportation sectors rely on Identiv’s access and identification solutions. Identiv’s mission is to secure the connected physical world: from perimeter to desktop access, and from the world of physical things to the Internet of Everything. Identiv is a publicly traded company and its common stock is listed on the NASDAQ Capital Market in the U.S. under the symbol “INVE.” For more information, visit identiv.com.

Non-GAAP Financial Measures (Unaudited)

This press release includes financial information that has not been prepared in accordance with GAAP, including non-GAAP operating expenses and adjusted EBITDA. Identiv uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. The non-GAAP operating expenses and adjusted EBITDA discussed above exclude items that are included in GAAP net income (loss) and GAAP operating expenses, and excludes provision (benefit) for income taxes, net income (loss) attributable to non-controlling interest, interest expense, gain on extinguishment of debt, foreign currency gains (losses), stock-based compensation, amortization and depreciation, and restructuring and severance. The exclusions are detailed in the reconciliation table included in this earnings release. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures as detailed in this press release. Identiv has not provided a reconciliation of its full-year 2017 adjusted EBITDA outlook to an expected net income (loss) outlook because certain items that are a component of net income (loss) cannot be reasonably projected. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense, income tax expense (benefit), share-based compensation, and foreign currency (gains) losses. These components of net income (loss) could significantly impact Identiv’s actual net income (loss).

Note Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations as well as the current beliefs and assumptions of the Company’s management and can be identified by words such as “anticipates”, “believes”, “plans”, “will”, “intends”, “expects”, and similar references to the future. Any statement that is not a historical fact, including the statements regarding the Company’s expectations regarding future operating and financial performance, including fiscal year 2017 guidance, the benefits and attributes of the Company’s products, the Company’s beliefs regarding the strength of its business and trends in the industry, the drivers of growth in its business, its relationships with customers and traction within its customer base, market positioning, and business seasonality is a forward-looking statement. Forward-looking statements are only predictions and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the Company’s ability to continue the momentum in its business, the level of customer orders, the success of its products and partnerships, industry trends, and factors discussed in our public reports, including our Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent reports filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Investor Relations Contact:

IR@identiv.com

Media Contact:

press@identiv.com

— Financials Follow —

Identiv, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2017	2017	2016	2017	2016
Net revenue	$14,840	$13,392	$13,476	$28,232	$25,961
Cost of revenue	9,157	7,695	8,207	16,852	15,398

Gross profit	5,683	5,697	5,269	11,380	10,563
Operating expenses:
Research and development	1,511	1,477	1,432	2,988	3,517
Selling and marketing	3,315	3,379	3,279	6,694	7,495
General and administrative	2,085	1,787	2,982	3,872	7,559
Restructuring and severance	—	—	201	—	2,940

Total operating expenses	6,911	6,643	7,894	13,554	21,511

Loss from operations	(1,228)	(946)	(2,625)	(2,174)	(10,948)
Non-operating income (expense):
Interest expense, net	(678)	(674)	(519)	(1,352)	(1,289)
Gain on extinguishment of debt	—	977	—	977	—
Foreign currency gain (loss), net	1	(152)	45	(151)	274

Loss before income taxes and noncontrolling interest	(1,905)	(795)	(3,099)	(2,700)	(11,963)
Income tax benefit (provision)	1	118	129	119	70

Loss before noncontrolling interest	(1,904)	(677)	(2,970)	(2,581)	(11,893)
Less: Income (loss) attributable to noncontrolling interest	—	(10)	7	(10)	5

Net loss attributable to Identiv, Inc.	$(1,904)	$(687)	$(2,963)	$(2,591)	$(11,888)

Basic and diluted net loss per share	$(0.15)	$(0.06)	$(0.27)	$(0.22)	$(1.10)
Weighted average shares used to compute basic and diluted loss per share	12,657	11,127	10,790	12,008	10,770

Identiv, Inc.

Consolidated Balance Sheets

(in thousands)

	June 30,	March 31,	December 31,
	2017	2017	2016
ASSETS
Current assets:
Cash	$17,968	$7,882	$9,116
Accounts receivable, net of allowances	10,636	8,797	9,430
Inventories	12,520	12,577	11,596
Prepaid expenses and other assets	1,898	1,827	1,510

Total current assets	43,022	31,083	31,652
Property and equipment, net	2,005	2,200	2,416
Intangible assets, net	5,092	5,456	5,820
Other assets	725	754	712

Total assets	$50,844	$39,493	$40,600

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,500	$7,445	$6,024
Current portion - payment obligation	844	803	786
Current portion - financial liabilities	8,570	7,943	8,119
Deferred revenue	1,137	926	1,085
Accrued compensation and related benefits	1,412	1,724	1,520
Other accrued expenses and liabilities	3,425	4,062	5,032

Total current liabilities	23,888	22,903	22,566
Long-term payment obligation	3,533	3,766	3,987
Long-term financial liabilities	7,047	7,634	9,779
Other long-term liabilities	196	191	335

Total liabilities	34,664	34,494	36,667

Total stockholders’ equity	16,180	4,999	3,933

Total liabilities and stockholders’ equity	$50,844	$39,493	$40,600

Identiv, Inc.

Reconciliation of GAAP and Non-GAAP Financial Information

(in thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2017	2017	2016	2017	2016
Reconciliation of GAAP gross profit margin and non-GAAP gross profit margin
GAAP cost of revenue	$9,157	$7,695	$8,207	$16,852	$15,398
Reconciling items included in GAAP cost of revenue:
Stock-based compensation	(23)	(24)	(23)	(47)	(46)
Amortization and depreciation	(279)	(281)	(314)	(560)	(629)

Total reconciling items included in GAAP cost of revenue	(302)	(305)	(337)	(607)	(675)

Non-GAAP cost of revenue	$8,855	$7,390	$7,870	$16,245	$14,723

Non-GAAP gross profit margin	40%	45%	42%	42%	43%

Reconciliation of GAAP operating expenses and overhead costs
GAAP operating expenses	$6,911	$6,643	$7,894	$13,554	$21,511
Reconciling items included in GAAP operating expenses:
Stock-based compensation	(638)	(567)	(422)	(1,205)	(1,336)
Amortization and depreciation	(467)	(349)	(434)	(816)	(1,015)
Restructuring and severance	—	—	(201)	—	(2,940)

Total reconciling items included in GAAP operating expenses	(1,105)	(916)	(1,057)	(2,021)	(5,291)

Non-GAAP overhead costs	$5,806	$5,727	$6,837	$11,533	$16,220

Reconciliation of GAAP net loss to adjusted EBITDA
GAAP net loss attributable to Identiv, Inc.	$(1,904)	$(687)	$(2,963)	$(2,591)	$(11,888)
Reconciling items included in GAAP net loss:
Provision (benefit) for income taxes	(1)	(118)	(129)	(119)	(70)
Net income (loss) attributable to noncontrolling interest	—	10	(7)	10	(5)
Interest expense, net	678	674	519	1,352	1,289
Gain on extinguishment of debt	—	(977)	—	(977)	—
Foreign currency (gains) losses, net	(1)	152	(45)	151	(274)
Stock-based compensation	661	591	445	1,252	1,382
Amortization and depreciation	746	630	748	1,376	1,644
Restructuring and severance	—	—	201	—	2,940

Total reconciling items included in GAAP net loss	2,083	962	1,732	3,045	6,906

Adjusted EBITDA	$179	$275	$(1,231)	$454	$(4,982)